EXHIBIT 10.3

AEGIS SECURITIES CORP.                                        100 WILSHIRE BLVD.
                                                              SUITE 1756
                                                              SANTA MONICA, CA
                                                              90401

October 18, 2004


Dear Mr. Ault,

This letter presents the terms of the proposed agreement (the "Agreement") between Franklin Capital Corp. (the "Client"), having a place of business at 100 Wilshire Boulevard, Suite 1500, Santa Monica, CA 90401, and Aegis Securities Corp. ("Company"), having a place of business at 100 Wilshire Boulevard, Suite 1756, Santa Monica, CA 90401, as follows:

1. Term. Work under this Agreement shall commence on or about Oct. 18, 2004 and will continue unless this Agreement shall have otherwise been earlier terminated in accordance with the provisions of the Termination section of this Agreement.

2. Services. Company and its affiliates (collectively, "Affiliates") hereby agree to provide certain advisory services ("Services"), including but not limited to a comprehensive evaluation and oversight of the Client's proposed acquisition of Surgicount Medical.

3. Fees. Client will pay Company an advisory fee (the "Fee") for Services in the amount of 50,000 Franklin Capital Corp. (AMEX: FKL) warrants to be issued and registered as soon as practicable by the Client at a strike price TBD.

4. Termination. This Agreement shall terminate upon the occurrence of any one or more of the following:

      (1)   The successful completion of the proposed transaction;

      (2) The passage of a period of one year (365 days) from the date of execution of this Agreement;

      (3)   The parties enter into a written agreement to such termination; or,

      (4) Any breach by either party of any provision of this Agreement, including without limitation any failure by either party to observe and to fully and faithfully perform each and all of its duties, responsibilities, and obligations pursuant to this Agreement, provided that the terminating party provides the party to be terminated with notice of such breach and that such breach is not cured within 10 business days following such notice.

5. Confidentiality. Company acknowledges and agrees that Client will be providing to Company and its officers and employees and Affiliates
(collectively, "Representatives") certain data, documents, salary structure, plans, personnel needs, business, practices, and other information of Client and its corporate affiliates, which are either confidential, proprietary or otherwise not available to the public ("Information"). Company and its Representatives hereby agree to (i) keep the information confidential, (ii) not disseminate it to any third party, and (iii) not use the Information other than in connection with this Agreement. All physical manifestation of the Information will be returned promptly and all derivations and copies of the Information will be physically and/or electronically destroyed.


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6.    Warranties.  Company and its Representatives agree to complete all work in a professional manner in conformance with appropriate industry standards. In the event that Client is dissatisfied with any Services that Company and its Representatives have provided, Company and its Representatives agree to use commercially-reasonable means to reperform the Services in question. In the event that reperformance of the Services in question is impossible and/or impractical in the judgment of both parties, the parties agree to work together in good faith to devise an equitable solution.

7. Indemnification. Client agrees to indemnify, defend and hold Company and its Representatives harmless from any causes of legal action or resulting damages that may occur in connection with (x) this Agreement, (y) Client's reliance on advice and/or Services delivered by Company and its Representatives, or (z) Client's operation and governance of its business. To the maximum extent permitted by applicable law, Company and its Representatives will not be liable for consequential, incidental, special, or punitive damages, or for loss of revenue or profit in connection with the performance or failure to perform this Agreement, regardless of whether such liability arises from breach of contract, tort, or any other theory of liability.

9. Other provisions. Non-Assignment; No Third-Party Rights. Client may not assign or transfer this Agreement or any rights hereunder without written consent of Company, not to be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Use of Logo. Neither party shall use the other party's marks, codes, drawings or specifications without the prior written permission of the other party.

Public announcements. All press releases pertaining to and in connection with the Transaction will feature Company as the exclusive advisor to Client in connection with the Transaction.

Independent Contractors. The parties will have the status of independent contractors, and nothing in this Agreement will be deemed to place the parties in any other relationship. As such, neither Company nor its Representatives shall have authority to enter into or execute any agreement or to incur any liability on behalf of Client.

Non-Waiver/Severability. Failure of either party to enforce any of its rights hereunder will not be deemed to constitute a waiver of its future enforcement of such rights or any other rights. If any provisions of this Agreement are held to be invalid, illegal, or unenforceable under present or future laws, such provisions will be struck from the Agreement or amended, but only to the extent of their invalidity, illegality or unenforceability. The parties will remain legally bound by the remaining terms of this Agreement, and will strive to reform the Agreement in a manner as consistent as reasonably possible with the original intent of the parties as expressed herein.

Force Majeure. Either party will be excused from any delay or failure in performance hereunder, caused by or due to any cause beyond its reasonable control, including, but not limited to acts of God, earthquake, flood, third party labor disputes, utility curtailments, power failures, explosions, civil disturbances, vandalism, riots, war, governmental actions, and acts or omissions of third parties. The obligations and rights of the party so excused will be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay.

Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without regard to conflict of law principles. Both parties submit to personal jurisdiction in California and further agree that any cause of action relating to this Agreement shall be brought exclusively in a court in Los Angeles County, California.


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Integration.  This Agreement,  together with any Exhibit A fully executed by the parties hereto,  expresses the complete and final  understanding  of the parties
with  respect  to  the  subject   matter   hereof,   and  supersedes  all  prior
communications between the parties, whether written or oral with respect to the subject matter hereof. No modification of this Agreement will be binding upon the parties hereto, unless in writing and executed by Client and Company.

Notices. Except where other means of communication are expressly provided for in this Agreement, all notices provided for under this Agreement will be in writing, signed by the party giving the same, and will be deemed properly given and received (i) on the next business day after deposit for overnight delivery by an overnight courier service or (ii) three business days after mailing, by registered or certified mail, return receipt requested. All such notices or other instruments or communications will be furnished with delivery or postage charges prepaid addressed to the Client at the address in paragraph 1 of this Agreement, or to Company at the address listing in paragraph 1 of this Agreement. Either party may change its address for notices hereunder by notice to the other party.

Survival. The respective obligations of Client and Company, which by their nature would continue beyond the termination or expiration of this Agreement, include without limitation, the obligations regarding confidential information, warranties, and indemnification.


                                            For Company:

                                            By:  /s/ Patrick Gaynes
                                              -----------------------------
                                                     Patrick Gaynes
                                                     Managing Director
                                                     Aegis Securities Corp.



ACCEPTED AND AGREED on this 18th day of Oct. 2004:

For Client:


By:  /s/ Milton Ault
-------------------------------
Milton "Todd" Ault, III
CEO
Franklin Capital Corp.